EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

RPM International Inc.:

We consent to the incorporation by reference in the Registration Statement (File No. 333-101501) on Form S-8 of RPM International Inc. of our report dated June 18, 2012 relating to the statement of net assets available for benefits of RPM International Inc. Union 401(k) Trust and Plan as of December 31, 2011 and 2010, and the related statement of changes in net assets available for benefits for the year ended December 31, 2011, which appears in the December 31, 2011 annual report on Form 11-K of RPM International Inc.

SS&G, Inc.

Cleveland, Ohio

June 18, 2012